Exhibit 10.1

Execution Version

TERMINATION AND RIGHT OF FIRST REFUSAL AGREEMENT

This TERMINATION AND RIGHT OF FIRST REFUSAL AGREEMENT (“Agreement”) is entered into as of October 24, 2025 (the “Effective Date”) by and between ORCHESTRA BIOMED, INC., a corporation having its principal office at 150 Union Square Drive, New Hope, PA 18938, United States (“OBIO”) and TERUMO CORPORATION, having its registered place of business at 2-44-1 Hatagaya, Shibuya-ku Tokyo, 151-0072 Japan (“TC”) and TERUMO MEDICAL CORPORATION, a corporation having its principal office at 265 Davidson Avenue, Somerset, NJ 08873 (“TMC” and together with TC, “Terumo”). OBIO and Terumo may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Distribution Agreement dated June 13, 2019 (as amended) and that certain Letter Agreement dated June 20, 2022 (collectively, the “Distribution Agreement”);

WHEREAS, the Parties wish to terminate the Distribution Agreement;

WHEREAS, OBIO wishes to grant, and Terumo wishes to receive, a right of first refusal with respect to OBIO’s product known as Virtue SAB, as further described in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OBIO and Terumo hereby agree as follows:

Article 1
DEFINITIONS

1.1            “Affiliate” of a Party means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.2            “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, industry codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders or permits (including regulatory approvals) of or from any court, arbitrator, regulatory authority, any other governmental agency or authority having jurisdiction over or related to the subject item or stock exchange, and other laws and regulations pertaining to domestic or international corruption, commercial bribery, fraud, kickback, embezzlement or money laundering.

1.3            “Business Day” means a day other than a Saturday or Sunday or any public holiday in the United States or Japan.

1.4            “Competing Product” means a sirolimus-coated balloon or sirolimus-eluting balloon that has received an IDE or IND from the FDA, excluding any sirolimus-coated balloon or sirolimus-eluting balloon that Terumo sells or is developing internally, in each case, as of the Effective Date.

1.5            “Confidential Information” has the meaning set forth in Section 5.1.

1.6            “Delivery Device” means the laser drilled balloon catheter, syringe (prefilled sterile water), dose unit, 3-way stopcock and recon unit designed and manufactured to be a component of the Product.

1.7            “Drug” means polymer-encapsulated, lyophilized, controlled-release Sirolimus designed and manufactured to be a component of the Product.

1.8            “FDA” means the Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical, therapeutic and medical device products in the United States.

1.9            “Field” means the treatment of coronary artery diseases.

1.10            “FSA” means Financial Services Agency in Japan or any successor agency.

1.11            “IDE” means an investigational device exemption by the FDA.

1.12            “IND” means an investigational new drug application approval by the FDA.

1.13            “ISR” means in-stent restenosis.

1.14            “Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

1.15            “PMA” means a premarket approval by the FDA.

1.16            “Product” means OBIO’s product known as Virtue SAB, consisting of the Drug and the Delivery Device.

1.17            “Sale Transaction” means, with respect to any Person, (a) a merger or consolidation or other business combination to which such Person is a party, except any such merger, consolidation or other business combination in which the holders of equity securities of such Person outstanding immediately prior to such merger or consolidation continue to represent, immediately following such merger or consolidation, at least a majority, by voting power, of the holders of equity securities of the surviving or resulting entity (or its ultimate parent entity), (b) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires directly or indirectly equity interests from the equityholders of such Person representing more than fifty percent (50%) of the outstanding voting power of such Person, or (c) any exclusive license, sale, assignment, transfer or other disposition by such Person of all or substantially all of its assets.

1.18            “SEC” means the U.S. Securities and Exchange Commission or any successor agency.

1.19            “Securities Laws” means the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, the Japanese Securities Exchange Act, the rules of Tokyo Stock Exchange, and any other applicable securities laws or rules of any applicable securities exchanges, along with any amendments thereto.

1.20            “Territory” means the United States of America.

1.21            “Terumo ROFR Period” means the period beginning on the Effective Date and ending on the date that is ninety (90) days after OBIO discloses primary endpoint data from its United States clinical trial for the Product pursuant to its IDE for coronary ISR to Terumo or the public, whichever is earlier.

1.22            “Third Party” means any Person other than OBIO, Terumo and their respective Affiliates.

1.23            “Virtue Transaction” means the grant to a third party of either (a) an outright or staged acquisition of rights to the Drug, Delivery Device or the Product, or (b) a license of or of the right to distribute the Product, in the case of each of (a) and (b) in the Field. For the avoidance of doubt a Virtue Transaction shall not include a Sale Transaction with respect to OBIO Holdings or OBIO Corporation.

Article 2
TERMINATION OF DISTRIBUTION AGREEMENT; INVESTMENT

2.1            Termination of Distribution Agreement.

(a)            The Parties hereby terminate in its entirety the Distribution Agreement, without giving effect to Sections 15.3, 15.4, 15.5, and 15.6 thereof. The Parties acknowledge that all amounts paid under the Distribution Agreement as of the Effective Date are non-refundable and that such payments were: (a) in respect of work previously performed and completed by OBIO to secure IDE approval from the FDA for the conduct of a coronary ISR study in the United States, and (b) Service Charges in accordance with Section 5.1(b)(vii) of the Distribution Agreement.

(b)            Upon written request of the other Party, each Party shall as soon as reasonably practicable either (i) deliver to the other Party any Confidential Information (as defined in the Distribution Agreement) of such other Party disclosed pursuant to the Distribution Agreement that is then in its possession or (ii) destroy all original copies thereof and confirm said destruction in writing, provided that nothing in this section shall require a Party to return or destroy any material a Party is required to retain to comply with provisions of this Agreement or Applicable Laws, nor shall anything in this section require a Party to return or destroy copies of any material created pursuant to a Party’s archiving and back-up procedures or retained in a Party’s e-mail or document management system.

2.2            Mutual General Waiver and Release. Each Party, on behalf of itself and its affiliates, and their respective direct and indirect directors, officers, members, managers, shareholders, general partners, limited partners, agents, employees, subsidiaries, parents, heirs, executors, administrators, accountants, attorneys and other representatives, predecessors, successors and assigns, past, present or future, expressly releases, fully and finally, the other Party and their respective affiliates, and their respective directors, officers, members, managers, shareholders, general partners, limited partners, agents, employees, subsidiaries, parents, heirs, executors, administrators, accountants, attorneys and other representatives, predecessors, successors and assigns, past, present or future from and against all manner of claims, causes of action, suits, demands, debts, sums of money, accounts, covenants, contracts, controversies, agreements, and promises on its part of any kind whatsoever, known or unknown, suspected or unsuspected, direct, indirect or contingent, in law or in equity that each Party has, had or could have had from the beginning of time through the Effective Date, including, but not limited to, any claims arising under or related to the Distribution Agreement. For the avoidance of doubt, the releases described in this Section shall not extend to any breach of this Agreement.

2.3            Acquisition of Preferred Stock. Subject to the terms of the Preferred Stock Purchase Agreement dated the date hereof and attached hereto as Exhibit A, Terumo has agreed to acquire, and Orchestra Biomed Holdings, Inc. has agreed to sell, 200,000 shares of Orchestra Biomed Holdings, Inc. preferred stock for a non-refundable cash payment of Twenty Million U.S. Dollars ($20,000,000) (the “Stock Sale”).

Article 3
RIGHT OF FIRST REFUSAL

3.1            Notice of Third-Party Proposal. Subject to the payment of the ROFR Fee and consummation of the Stock Sale, in the event that during the Terumo ROFR Period, OBIO receives a written proposal, offer, indication of interest, letter of intent, term sheet or other document reflecting the material terms of an agreement for a Virtue Transaction (each such proposal, a “Third-Party Proposal”), OBIO will promptly deliver notice of each such Third-Party Proposal together with a copy of the applicable Third-Party Proposal to Terumo (a “Third-Party Proposal Notice”). During the period of thirty (30) days that begins with the delivery of the Third-Party Proposal Notice (the “ROFR Determination Period”), OBIO shall not enter into a binding agreement or other arrangement for such noticed Third-Party Proposal or any other Virtue Transaction, or enter into a binding agreement or other arrangement that provides for exclusive negotiations with respect to such noticed Third-Party Proposal or any other Virtue Transaction, with any Third Party. For clarity, the foregoing shall not prevent OBIO from freely engaging in discussions with any Third Party about a potential Virtue Transaction or furnishing information with respect to the Product to such Third Party under confidentiality and non-use obligations no less restrictive than those set forth here, nor, subject to Section 3.2, require OBIO, as a result of engaging in such discussions or providing such information, to deliver a Third-Party Proposal Notice.

3.2            Exercise of Terumo ROFR. Subject to the payment of the ROFR Fee and consummation of the Stock Sale, Terumo shall have the right, at any time during the ROFR Determination Period, to exercise a right of first refusal with respect to each Third-Party Proposal Notice (the “Terumo ROFR”) by providing written notice to OBIO (a “ROFR Notice”) during the corresponding ROFR Determination Period. Upon Terumo’s timely exercise of the Terumo ROFR, OBIO and Terumo shall negotiate in good faith and on an exclusive basis during the period beginning on the date of delivery of the corresponding ROFR Notice and ending ninety (90) days thereafter (the “Terumo ROFR Negotiation Period”), to enter into a Virtue Transaction on substantially the same terms set forth in the applicable Third-Party Proposal Notice. If Terumo fails to deliver a ROFR Notice to OBIO prior to expiration of the ROFR Determination Period, then, effective upon such expiration, Terumo shall be deemed to have waived the Terumo ROFR with respect to the applicable Third-Party Proposal. If Terumo is deemed to have waived a Terumo ROFR pursuant to the preceding sentence, or if Terumo delivers a ROFR Notice within the applicable ROFR Determination Period, but the Parties fail to enter into a definitive agreement regarding a Virtue Transaction prior to expiration of the Terumo ROFR Negotiation Period, then, in either case, effective upon such expiration, (i) the Terumo ROFR shall terminate, and be of no further force or effect, with respect to the applicable Third-Party Proposal Notice and (ii) OBIO shall be free to terminate negotiations with Terumo and to enter into a Virtue Transaction with the applicable Third Party; provided that OBIO shall not enter into a definitive agreement with the applicable Third Party on terms and conditions that are materially different than the applicable Third-Party Proposal without first providing Terumo with a renewed Third-Party Proposal Notice and ROFR Determination Period pursuant to Section 3.1; and also provided that, if OBIO fails to enter into a definitive agreement with respect to the noticed Virtue Transaction during the ninety (90) day-period following the expiration of the Terumo ROFR, then the Terumo ROFR shall renew and remain in effect pursuant to the terms of this Section 3.2 for any other Third-Party Proposals during the Terumo ROFR Period. For clarity, neither OBIO nor Terumo shall have any obligation to enter into a definitive agreement for such proposed Virtue Transaction.

3.3            Sale Transaction. Subject to the payment of the ROFR Fee and consummation of the Stock Sale, in the event that OBIO receives a written proposal, offer, indication of interest, letter of intent, term sheet or other document reflecting the material terms of an agreement for a Sale Transaction of OBIO (such transaction an “OBIO Sale”), or if the OBIO Board of Directors approves a formal transaction process for an OBIO Sale (a “Sale Process”), OBIO will promptly give Terumo written notice of the foregoing (an “OBIO Sale Notice”).  During the period of thirty (30) days that begins with the delivery of the OBIO Sale Notice (the “OBIO Sale Notice Period”), OBIO will not enter into a binding agreement or other arrangement for an OBIO Sale with any Third Party.  During the OBIO Sale Notice Period, Terumo will be given the opportunity to make an offer with respect to a Virtue Transaction and OBIO will consider in good faith any such offer made.  In addition, OBIO shall give Terumo the opportunity to participate in any Sale Process, and shall consider any offer by Terumo in connection therewith in good faith.

3.4            Terumo Offer. Subject to the payment of the ROFR Fee and consummation of the Stock Sale, in the event that during the Terumo ROFR Period, Terumo delivers to OBIO a bona fide proposal for a Virtue Transaction, OBIO will consider and discuss with Terumo such proposal in good faith. For clarity, neither OBIO nor Terumo shall have any obligation to enter into a definitive agreement for such proposed Virtue Transaction.

3.5            Information Sharing. Subject to the payment of the ROFR Fee and consummation of the Stock Sale, OBIO and Terumo shall meet semi-annually, in person or virtually as mutually agreed by the Parties, during the Terumo ROFR Period to discuss clinical, commercial and operational aspects of the Product. Each Party shall designate an individual to coordinate the semi-annual meeting between the Parties (“Coordinator(s)”). For Terumo the individual is Tim Hoeman and for OBIO the individual is Mark Pomeranz (Executive Vice President, Interventional Therapies). Each Party may change its Coordinator at any time by written notice to the other Party. Without limiting the foregoing, during any Terumo ROFR Negotiation Period or OBIO Sale Notice Period, OBIO shall, and shall cause its Affiliates to, cooperate with Terumo, its Affiliates and their respective representatives, including by providing Terumo, its Affiliates and its and their relevant representations with access to information and data reasonably requested by such Persons to conduct due diligence with respect to the Product or OBIO Sale, as applicable.

Article 4
PAYMENTS

4.1            Cash Payment. In consideration for the rights granted hereunder, Terumo shall, no later than ten (10) Business Days after the Effective Date, make a non-refundable cash payment to OBIO in the amount of Ten Million U.S. Dollars ($10,000,000) (the “ROFR Fee”).

4.2            Payment Method. All amounts specified to be payable under this Agreement are in U.S. dollars and shall be paid in U.S. dollars. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to the account designated on Exhibit B or by such other means as directed by such Party in writing. Payments hereunder will be considered to be made as of the day on which they are received by the payee Party’s designated bank.

Article 5
CONFIDENTIALITY

5.1            Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that during the Term and for ten (10) years thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as set forth in this Agreement any information or materials furnished to it or its Affiliates by or on behalf of the other Party (the “Disclosing Party”) or its Affiliates pursuant to this Agreement (including, but not limited to, Section 3.4), the Distribution Agreement or any other written agreement between the Parties or their Affiliates, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including all information concerning the Product and any other technical or business information of whatever nature (collectively, “Confidential Information” of the Disclosing Party). Each Party may use the Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement (including to exercise its rights or fulfill its obligations under this Agreement). Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

5.2            Exceptions. Notwithstanding Section 5.1, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter lawfully furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

5.3            Permitted Disclosures. Notwithstanding the provisions of Section 5.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)            making any filings or disclosures pursuant to any of the Securities Laws;

(b)            prosecuting or defending litigation as permitted by this Agreement; and

(c)            complying with applicable court orders, governmental regulations or, applicable subpoenas or reasonable requests issued by governmental authorities in relation to compliance with Applicable Laws.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 5.3 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

5.4            Public Announcements.

(a)            Except as required by Applicable Laws (including, without limitation, the Securities Laws and disclosure requirements of the FSA, SEC, Tokyo Stock Exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases (including, but not limited to, as set forth in Section 5.4(c) below), so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 5.4(a) and does not reveal non-public information about the other Party. In the event of a public announcement required by Applicable Laws, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)            The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement in accordance with the rules of the SEC) with the FSA, SEC, Tokyo Stock Exchange, Nasdaq or any other stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose, and provided, further, that the Parties will use reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the FSA, SEC, Tokyo Stock Exchange, Nasdaq or any other body governing a stock exchange.

(c)            The Parties agree to issue an initial press release promptly, but in no event more than four (4) Business Days (as determined in the State of New York) following the Effective Date, in a form to be mutually agreed upon by the Parties.

(d)            Except as expressly permitted in this Agreement or as required by Applicable Laws, neither Party may use the other Party’s trademarks, service marks or trade names, or otherwise refer to or identify that other Party in marketing or promotional materials, press releases, statements to news media or other public announcements, without the other Party’s prior written consent, which the other Party may grant or withhold in its sole discretion.

5.5            Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 5. If the Receiving Party becomes aware of any breach or threatened breach of this Article 5 by the Receiving Party or a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 5 without furnishing proof of actual damages.

Article 6
REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION OF LIABILITY

6.1            Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)            such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

(b)            the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action, and this Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound;

(c)            such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with any regulatory authority or governmental authority in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement;

(d)            such Party has the right to grant the rights contemplated under this Agreement and has not, and will not during the term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder; and

(e)            in the performance of its obligations hereunder, such Party shall comply and shall cause its and its Affiliates’ employees to comply with all Applicable Laws.

6.2            Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

6.3            Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

Article 7
TERM AND TERMINATION

7.1            Term. This Agreement shall commence on the Effective Date and shall remain in effect for (a) the Terumo ROFR Period or (b) the end of any Terumo ROFR Negotiation Period and expiration of the Parties’ rights and obligations under Section 3.2, whichever (the foregoing (a) or (b)) comes later (the “Term”); provided that this Agreement shall automatically terminate in the event that OBIO has not disclosed primary endpoint data from a United States clinical trial pursuant to its IDE for coronary ISR to Terumo or the public prior to the tenth (10th) anniversary of the Effective Date.

7.2            Early Termination.

(a)            Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

(b)            Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party (“Breaching Party”) if such Breaching Party is in breach of a material provision of this Agreement and has not cured such breach within thirty (30) days after delivery of notice from the terminating Party (“Date of Notice”); provided, however, that, if such alleged material breach is not reasonably susceptible of cure within such thirty (30) day period and the Breaching Party uses and demonstrates in writing reasonable, diligent, and persistent reasonable efforts within that period to cure such alleged material breach, such thirty (30) day period shall be extended as long as is reasonably necessary (but no more than ninety (90) days from the Date of Notice) and no such termination shall occur for so long as such reasonable efforts continue or if such breach is cured (but in each case for no longer than ninety (90) days from the Date of Notice).

(c)            Terumo Acquisition of Competing Product. This Agreement shall automatically terminate if Terumo completes the acquisition from a Third Party (whether by acquisition, merger, exclusive license or otherwise) of the exclusive right to make, use, sell, offer to sell or distribute a Competing Product in the Territory. Terumo will provide OBIO with prompt notice of any of the foregoing.

7.3            Effect of Termination. Upon written request of the other Party, each Party shall as soon as reasonably practicable either (i) deliver to the other Party any Confidential Information of such other Party that is then in its possession or (ii) destroy all original copies thereof and confirm said destruction in writing, provided that nothing in this section shall require a Party to return or destroy any material a Party is required to retain to comply with provisions of this Agreement or Applicable Laws, nor shall anything in this section require a Party to return or destroy copies of any material created pursuant to a Party’s archiving and back-up procedures or retained in a Party’s e-mail or document management system.

7.4            Survival. The following Articles and Sections will survive any expiration or termination of this Agreement: Section 6.2, Section 6.3, Section 7.3, this Section 7.4, Article 2, and Article 8.

Article 8
GENERAL PROVISIONS

8.1            Governing Law. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without regard to any laws or rules that would result in the application of the laws of any other jurisdiction. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

8.2            Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement shall first be submitted for mediation under the auspices of the International Centre for Dispute Resolution (“ICDR”). The Parties agree that they will utilize the services of the same mediator selected by the parties to mediate their dispute in 2025, if she is available and willing to accept the assignment. If she is not available or willing to accept the assignment, the Parties will cooperate with the ICDR and with one another in selecting a mediator. Any dispute that is not resolved pursuant to such mediation shall be resolved by binding arbitration administered by the ICDR in accordance with its International Arbitration Rules (“ICDR Rules”). The arbitral tribunal shall be conducted by an arbitral tribunal composed of three arbitrators (collectively, “Tribunal”). Within thirty (30) days of the commencement of arbitration, each Party shall appoint one arbitrator in accordance with the ICDR Rules. Within thirty (30) days of the appointment of the first two arbitrators, the Parties shall jointly appoint the presiding arbitrator. If the Parties cannot agree on appointment of the presiding arbitrator within that time, the presiding arbitrator shall be appointed by the ICDR in accordance with the ICDR Rules. The seat of the arbitration shall be New York City, New York. The language of the arbitration shall be English. The award issued by the Tribunal shall be final and binding on the Parties. A judgment recognizing or enforcing such award may be rendered by any court of competent jurisdiction. Nothing in this Agreement shall prevent the Parties from seeking injunctive relief in aid of arbitration, which the Parties may seek from any court of competent jurisdiction and/or the Tribunal (or, if the Tribunal has not been constituted, pursuant to the emergency relief provisions of the ICDR Rules). For the purpose of injunctive relief or recognizing or enforcing the award, the Parties irrevocably consent and submit to the jurisdiction of the state and federal courts of the Southern District of New York and waive any claim or defense that such court lacks jurisdiction or that such forum is not convenient or proper.

8.3            Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 8.3 will be null and void. Without limiting any other obligations of the Parties hereunder, in the event that OBIO undergoes a Sale Transaction, OBIO shall ensure that, promptly following completion of such Sale Transaction, the surviving Person following completion of such Sale Transaction expressly assumes in writing all of OBIO’s obligations under this Agreement and provides Terumo with a copy of such writing.

8.4            Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

8.5            Notices. All notices required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier or confirmatory email by recipient), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to OBIO, addressed to:

Orchestra BioMed Holdings, Inc.

150 Union Square Drive

New Hope, PA 18938
Attention: David P. Hochman
Email: [Omitted Pursuant to Item 601(a)(6)]

With copy to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166
Attention: Samuel A. Waxman
Email: [Omitted Pursuant to Item 601(a)(6)]

If to Terumo, addressed to:

Terumo Corporation
Toranomon Hills Station Tower 28F

2-6-1 Toranomon, Minato-ku

Tokyo, 105-5528, Japan
Attention: Fumihisa Hirose
Email: [Omitted Pursuant to Item 601(a)(6)]

With copy to:

Terumo Corporation
Toranomon Hills Station Tower 28F

2-6-1 Toranomon, Minato-ku

Tokyo, 105-5528, Japan
Attention: Ghada Farah
Email: [Omitted Pursuant to Item 601(a)(6)]

With copy to:

Terumo Medical Corporation

265 Davidson Avenue
Somerset, NJ 08873

Attention: James Rushworth
Email: [Omitted Pursuant to Item 601(a)(6)]

With further copy to:

Terumo Medical Corporation
265 Davidson Avenue
Somerset, NJ 08873

Attention: General Counsel
Email: [Omitted Pursuant to Item 601(a)(6)]

With further copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116

Attention: Christopher G. Clark
Email: [Omitted Pursuant to Item 601(a)(6)]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by internationally recognized overnight courier; and (c) on the third Business Day following the date of mailing if sent by mail.

8.6            Entire Agreement; Amendments. This Agreement, together with the exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof, including the Distribution Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of all of the Parties, but “written instrument” does not include the text of e-mails or similar electronic transmissions.

8.7            Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Sections hereof.

8.8            Independent Contractors. It is expressly agreed that OBIO and Terumo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither OBIO nor Terumo shall have the authority to make any statements, representations or commitments of any kind or to take any action that shall be binding on the other Party, without the prior written consent of the other Party.

8.9            Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

8.10            Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

8.11            Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

8.12            Interpretation. All references in this Agreement to an Article or Section shall refer to an Article or Section in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.

8.13            No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than OBIO and Terumo, except as otherwise set forth in this Agreement with respect to the Third Parties referenced in Section 2.2; provided that this Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Terumo and OBIO without the consent of such Persons.

8.14            English Language. This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

8.15            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Termination and Right of First Refusal Agreement as of the Effective Date.

ORCHESTRA BIOMED, INC.

By:	/s/ David Hochman
Name:	David Hochman
Title:	Chief Executive Officer

TERUMO CORPORATION

By:	/s/ Fumihisa Hirose
Name:	Fumihisa Hirose
Title:	President, Cardiac & Vascular Company

TERUMO MEDICAL CORPORATION

By:	/s/ James Rushworth
Name:	James Rushworth
Title:	President & COO

EXHIBIT A

PREFERRED STOCK PURCHASE AGREEMENT

EXHIBIT B

OBIO WIRE INFORMATION